Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$3,500,000	$401.11

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

Pricing Supplement Addendum dated August 15, 2012
to Pricing Supplement dated August 6, 2012,

Equity Index Underlying Supplement dated March 22, 2012,

Prospectus Supplement dated March 22, 2012
and Prospectus dated March 22, 2012

HSBC USA Inc. $4,480,000 Digital-Plus Performance Securities

Linked to the EURO STOXX 50® Index

On August 6, 2012, HSBC USA Inc. offered $980,000 of the securities, which we refer to as the “previously priced securities.” An additional $3,500,000 of the securities are being offered hereby, which we refer to as the “additional securities.” We refer to the previously priced securities and the additional securities together as the “securities.” The additional securities will have identical terms and conditions as the previously priced securities and will be consolidated with and form a single tranche with the previously priced securities. On the original issue date, we will issue securities with an aggregate principal amount of $4,480,000. Reference is made to the accompanying pricing supplement, equity index underlying supplement, prospectus supplement and prospectus for a description of the terms and conditions of the securities.

Issuer:	HSBC USA Inc.

Principal Amount:	$1,000 per note; after the issuance of the previously priced securities and the additional securities, the aggregate principal amount of the securities of this tranche will be $4,480,000.

CUSIP / ISIN:	4042K13B7/US4042K13B77

Trade Date (previously priced securities):	August 6, 2012

Trade Date (additional securities):	August 15, 2012

Pricing Date:	August 6, 2012

Original Issue Date:	August 20, 2012

Maturity Date:	August 11, 2015

Price to Public:

HSBC USA Inc. sold the additional securities for $1,000 per $1,000 principal amount of securities. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-9 of the accompanying pricing supplement.

Fees and Commissions Per Security / Total (for all Securities):	$15.00 / $67,200. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-9 of the accompanying pricing supplement.

Proceeds to Issuer Per Security / Total (for all Securities):	$985.00 / $4,412,800

Form of Securities:	Book-Entry

Listing:	The securities will not be listed on any U.S. securities exchange or quotation system.

Investment in the securities involves certain risks. You should refer to “Risk Factors” beginning on page PS-5 of the accompanying pricing supplement and page S-3 of the accompanying prospectus supplement.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this pricing supplement addendum or the accompanying pricing supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The securities:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Validity of the Securities

In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when the additional securities offered by this pricing supplement have been executed and delivered by the Issuer and authenticated by the trustee pursuant to the Senior Indenture referred to in the prospectus supplement dated March 22, 2012, and issued and paid for as contemplated herein, such securities will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated July 27, 2012, which has been filed as Exhibit 5.1 to the Issuer’s Current Report on Form 8-K dated July 27, 2012.

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